EXHIBIT 10.31

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Intellectual Property License Agreement (this “Agreement”) dated as of JUNE 24, 2019 the “Effective Date”) is made by and between Lexaria Hemp Corp., a US corporation with offices at #100 – 740 McCurdy Road, Kelowna, British Columbia, V1X 2P7, Canada (the “LICENSOR”), and Universal Hemp LLC, a US limited liability company having an address at 201 East 5th Street, STE. 1200, Sheridan, WY 82801 (together with its successors and assigns the “LICENSEE”). LICENSOR and LICENSEE are sometimes referred to individually herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS certain capitalized terms not otherwise defined below are defined in Exhibit “D” herein;

WHEREAS, LICENSEE plans to be in the business of developing, manufacturing, and selling certain hemp oil containing, and cannabidiol (“CBD”) based powders to be sold to commercial business-to-business third parties, prohibiting sales to consumers or packaged into final-form consumer goods (the “Licensee Clients”) for the purpose of the Licensee Clients incorporating said powder with other ingredients to produce CBD-infused products for commercial sale and, to the extent necessary, pursuant to licenses issued by the authorities relevant in each and every geographic location referenced within this Agreement, pursuant to regulations promulgated thereby;

WHEREAS, LICENSOR has been issued a license from its parent company, being the indirect owner of certain intellectual property and technology related to, including but not limited to, the development, testing, and manufacturing process for hemp and/or CBD infused products (the “Technology”) and further has been issued the right to sublicense the Technology to parties who wish to utilize the Technology with respect to products that incorporate hemp and/or CBD; which Technology is more specifically described in Exhibit A and detailed batch records and formulation calculation spreadsheets that shall be provided by virtual data room (“VDR”) and/or email upon to the execution of this License Agreement, by LICENSOR to LICENSEE;

WHEREAS, LICENSEE wishes to utilize the Technology of LICENSOR (which shall include any Licensor’s Improvements, as defined in Section 3.c), and LICENSOR desires for LICENSEE to utilize the Technology with hemp ingredients containing less than 0.29% THC to create, manufacture and/or sell powders (“Powder Products”) to Licensee Clients only who will use such powders for the sole purpose, and FOLLOWING PROCESSING INSTRUCTIONS AND GUIDANCE TO BE DEVISED AND PROVIDED BY LICENSEE, of producing CBD-infused products for commercial sale as of the Effective Date as further described in Exhibit B (the “Licensee Client’s End Products”), subject to the terms and conditions set forth herein. The Powder Products shall only be distributed and/or sold by LICENSEE, in compliance with all applicable laws and licensing requirements within every jurisdiction in which LICENSEE is permitted by this Agreement or an addendum to this Agreement to sell or distribute the Powder Products (the “Territory”);

WHEREAS, the Powder Products and the Licensee Client’s End Products may not be exported from the Territory to any other global location without express written permission granted in advance from the LICENSOR and is subject to entering a separate licensing agreement or by addendum to this Agreement, and always subject to availability among other LICENSOR considerations; and

WHEREAS, the Parties intend and desire for these recitals to be incorporated into the Agreement, and to be bound by any representations or obligations contained therein.

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties contained in this Agreement, the Parties hereto agree as follows:

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AGREEMENT

1.	License of Technology: Subject to the terms and conditions of this Agreement, LICENSOR hereby grants to LICENSEE a semi-exclusive, subject to certain exclusivity provisions, (all as defined in Section 2 below), non-transferable, non-sub-licensable, license to use the Technology to develop, test, make, sell, offer for sale and distribute the Powder Products during the Term of this Agreement. Such Powder Products shall only be distributed and/or sold by LICENSEE in compliance with all Federal and Provincial/State, licensing requirements within the Territory. The Powder Products and the Licensee Client’s End Products may not be exported or sold from the Territory to any other global location without express written permission granted in advance from the LICENSOR, subject to entering a separate licensing agreement or by addendum to this Agreement, and always subject to availability among other LICENSOR considerations. Notwithstanding the first sentence of this paragraph, in the event that a Person acquires all of the issued and outstanding shares of LICENSEE, or all or substantially all of the assets of the LICENSEE, the LICENSEE shall be entitled to transfer all of its rights and obligations relating to this agreement to such Person, and such Person is entitled to all of the rights and benefits of the LICENSEE under this agreement solely with respect to Powder Products then being sold or produced by the LICENSEE.

a)	Non-transferable: The license granted by this Section 1 may not be transferred or sublicensed by LICENSEE without LICENSOR’s written consent.

b)	Other Products: The Parties agree that LICENSEE is not limited to production of the Powder Products defined herein, but that LICENSEE may develop, create and test new products and negotiate to obtain a license from the LICENSOR for new products subject to license availability from LICENSOR that are derived from or otherwise incorporate the Technology and such new products are only to be distributed and/or sold in the Territory and only after conditions applicable to a new license are met subject to Section 3 below; and that LICENSEE remains free to conduct business that is not related to the Technology. Furthermore, the Parties agree that LICENSEE is not limited to the sale of the Powder Products or new products within the Territory, but that LICENSEE shall have the right to license the Technology from LICENSOR for use outside of the Territory, to the extent, now or in the future, any worldwide local or state licensing, distribution and retail requirements permit the sale of the Powder Products or new products outside the Territory and, to the extent the Parties agree to extend the scope of the License Agreement to new territories outside the Territory, as may be agreed upon from time-to-time during the term of the License Agreement (each a “Subsequent Territory”). Each said Subsequent Territory shall modify and be included within the scope of the Territory definition hereunder (e.g., if the Parties agree to extend the scope of the License Agreement to Germany as a Subsequent Territory, Germany shall then be treated as a Territory as defined herein and usage fees as defined in Exhibit C hereto shall apply, together with any applicable territory license fees to be negotiated between the Parties for each Subsequent Territory also pursuant to Exhibit C hereto). Additionally, LICENSEE remains free to develop, create and test products that are not related to the Technology.

c)	Active Substances: Nothing in this Agreement infers applicability of the Technology by LICENSEE for enabling active substance incorporation and potentiation in LICENSEE’s Powder Products, other than those Powder Products derived from hemp. LICENSEE is prohibited from developing, manufacturing or selling, whether directly or indirectly, in its Territory, any Powder Product that will be used in the following types of products: (i) any product that is a pharmaceutical product that has been approved by either Health Canada pursuant to the Food and Drugs Act and Regulations (Canada) or the U.S. Food and Drug Administration by way of their Centre for Drug Evaluation and Research; (ii) a fat soluble vitamin product for vitamins A, D, E, and/or K, whether in their natural or synthetic forms, (iii) a Non-Steroidal Anti Inflammatory (NSAID) product which contains acetaminophen, ibuprofen, acetylsalicylic acid, diclofenac, indomethacin, and piroxicam, or substances similar thereto; or (iv) a nicotine or nicotine analog product and any other active substance not specifically named and allowed within this Agreement. Certain cannabinoids are thought to deliver anti-inflammatory benefits which benefits ARE permitted under this Agreement if delivered through the cannabinoids described as the Powder Products; and are only prohibited if delivered through NSAIDs’ as described in this Section.

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2)	Exclusivity. LICENSEE will have the following rights to produce and sell the Powder Products for five (5) years in the Territory using the Technology licensed pursuant to this Agreement.

a)	Exclusive Rights In the Territory: exclusive rights from the Effective Date until the first anniversary of the Effective Date (the “Exclusivity Period”), allowing LICENSEE the exclusive ability to manufacture, for the sale to Licensee Clients only, the product categories defined in Exhibit B as Powders for Food Products and Powders for Consumable Liquids to be used with food products and consumable liquids within the Territory, provided that the LICENSEE is not in default of any Usage License Fee or Minimum Fee payments, as defined in Exhibit C. This exclusivity right is subject to the LICENSOR’s rights and license as described under subsection 2d), and an existing license currently in place with respect to the production of Powders for Food Products and Powders for Consumable Liquids using the Technology for the sole purpose of producing Licensee Client End Products in the Territory.

b)	Limited Right of First Refusal (“ROFR”) to Extend Exclusivity Period: LICENSOR agrees that, upon entering into general discussions with a potential third party licensee to produce Powder Products defined as Powders for Food Products and Powders for Consumable Liquids, within the Territory (in each case, the “New Licensee”), prior to the entrance into any definitive license agreement, LICENSOR will offer a ROFR to LICENSEE by way of engaging in good faith negotiations with LICENSEE to determine a mutually agreeable value of consideration payable by LICENSEE to LICENSOR (the “Exclusivity Compensation) to extend the Exclusivity Period for such specific license and Powder Product categories for an additional one (1) year period commencing from the completion of the Exclusivity Period. The terms of the ROFR are as follows:

i)	The ROFR does not extend to any license which the LICENSOR assumes in order to produce the Powder Products listed in Exhibit “B”;

ii)	As at the date of this agreement, LICENSOR has the right to issue five (5) additional licenses to New Licensees in the Territory with respect to each of the following Powder Product Categories, as more specifically described in Exhibit B: (i) Powders for Capsules, Pills, Tablets and Melts; and (ii) Powders for Topical Skin Products (collectively the “Unlicensed Products”);

iii)	Upon execution by all parties of this agreement, LICENSOR has the right to issue four (4) additional licenses to New Licensees in the Territory with respect to Powders for Food Products;

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iv)	Upon execution by all parties of this agreement, LICENSOR has the right to issue three (3) additional licenses to New Licensees in the Territory with respect to Powders for Consumable Liquids;

v)	There shall not be any ROFR with respect to the Unlicensed Products;

vi)	For further clarity, (A) pursuant to subsections iii) and iv), the LICENSOR has the right to issue an aggregate seven (7) additional licenses whereby a ROFR will be granted to the LICENSEE (the “ROFR Licenses”) and accordingly, the LICENSEE shall be given an opportunity to negotiate Exclusivity Compensation for each of the ROFR Licenses; (B) and each such license by LICENSOR to New Licensees shall prohibit further sublicenses or similar grants of rights by the New Licensee;

vii)	The ROFR shall be extended to the LICENSEE for a period of thirty (30) calendar days after LICENSOR notifies LICENSEE of the potential ROFR License, during which the parties shall negotiate in good faith the Exclusivity Compensation. Should the parties fail to agree on the Exclusivity Compensation within such thirty (30) day period, despite their good faith efforts, the LICENSOR shall be free to enter a definitive license with the New Licensee.

viii)	If the Exclusivity Compensation is agreed upon by the parties, the LICENSOR shall agree to refrain from issuing one (1) ROFR License of the outstanding and available ROFR Licenses, in the applicable Powder Product category, for a period of one year from the date of payment of the Exclusivity Compensation (the “ROFR Exclusive Period”). Upon completion of the ROFR Exclusive Period for any ROFR License, the LICENSOR shall be free to issue such ROFR License to a New Licensee unless the LICENSEE negotiates another mutually agreeable Exclusivity Compensation with the LICENSOR in order to extend the ROFR Exclusive Period for such specific ROFR License for a further one (1) year term.

c)	Semi-exclusive rights from: (i) the Effective Date of this Agreement for Powder Products that are defined as Powders for Capsules, Pills, Tablets and Melts and Powders for Topical Skin Products in Exhibit B; and (ii) from the later of the completion of the Exclusivity Period or any respective ROFR Exclusive Period for Powder Products that are defined as Powders for Food Products or Powders for Consumable Liquids, as applicable, allowing LICENSEE the semi-exclusive ability to continue to manufacture the Powder Products in the Territory for the balance of the term of this Agreement as per Section 4. Semi-Exclusive under this Agreement means that LICENSOR will not permit more than five (5) additional entities to license the Technology for any Powder Products (the “Additional Licenses”). LICENSOR warrants and represents that one of the Additional Licenses shall remain exclusively for the purpose of the LICENSOR exercising its rights pursuant to section 2 d) below.

d)	LICENSOR’s Products: Other than the restrictions associated with the Exclusivity Period, any ROFR Exclusive Period and the semi-exclusive rights, LICENSOR shall not be prohibited from licensing or similar arrangements with respect to the use of the Technology in Powder Products. LICENSOR is expressly permitted to utilize its Technology on any basis it chooses, at any time, for producing and commercializing its own products. Additionally, LICENSOR shall also have the right to produce Powder Products within the Territory and outside of the Territory for use by third parties to produce parallel end products as noted in Schedule B. In any case where the LICENSOR is producing Powder Products for the benefit of a third party purchaser, such production will constitute one of the aggregate six (6) licenses available pursuant to the semi-exclusive rights.

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e)	Severance Fee: LICENSEE may elect to end sales of the Powder Products at its sole discretion with the payment of a severance fee (“Severance Fee”) as set forth in Exhibit C. If LICENSEE elects to end sales of the Powder Products, then any other licensing provision benefits for the LICENSEE with respect to the Powder Products also end at that time. Notwithstanding the foregoing, for a period of 6 months after such election is made, LICENSEE shall be permitted to sell Powder Products using the Technology in an attempt to sell all finished goods inventories pertaining to the Technology.

f)	Use of Brands by Licensee Clients: The LICENSEE is prohibited from using the LICENSOR’s trademarks on the Powder Products, and Licensee’s Clients may not use Licensor’s trademarks on the Licensee Client’s End Products unless a trademark license agreement has been entered into with the LICENSOR. The LICENSEE is encouraged to inform the Licensee Clients of the benefits of the goodwill and reputation associated with the LICENSOR’s brands and recommend such Licensee Clients to enter into a trademark license agreement with the LICENSOR for the use of its DehydraTech and Powered by Lexaria Bioscience word trademarks and the associated pinwheel & leaf design trademark and access to its clinical trial data (a “Trademark License” applicable to Licensee Clients). LICENSOR shall compensate LICENSEE with an amount equal to [**][1]% of the trademark license fee for each Trademark License entered into by a Licensee Client.

3)	Rights and Obligations Related to the Technology: Except as expressly provided in this section or elsewhere in this Agreement, neither Party will be deemed by this Agreement to have been granted any license or other rights to the other Party’s products, information or other intellectual property rights, either expressly or by implication, estoppel or otherwise.

a)	LICENSOR Intellectual Property: LICENSOR, via its license from its parent company, retains its full, absolute, and complete rights to all processes covered or described in all of the issued patents and patent applications filed prior to the date of this Agreement as listed in the attached Exhibit A, and any future continuations, continuations in part or divisional applications filed thereto, including but not limited to the US Provisional patent applications, US Utility patent application, and the International patent application, that comprise the Technology (“Licensor IP”), unless LICENSOR or its parent company allows these applications to abandon or lapse, or otherwise fails to protect the Technology. Except as expressly provided for in Section 2, nothing in this Agreement or in the conduct of the Parties shall be interpreted as preventing LICENSOR from granting to any other person a license for use of the Technology or from using the Technology in any manner whatsoever.

b)	LICENSEE Intellectual Property: Any intellectual property resulting solely from LICENSEE’s work, know-how, or development that does not include nor rely upon the Technology, Licensor IP or jointly owned intellectual property, as described in this Agreement, shall be owned by LICENSEE (“Licensee IP”).

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 1 Certain information has been redacted: The omitted information reflects the payable percentage of the trademark license fee

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c)	Improvements:

I)	LICENSOR Improvements: The entire right and title to the Technology, whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from Licensor IP and which are improvements thereto by LICENSOR or any Related Entity of the LICENSOR, and such associated employees or others acting for LICENSOR’s or LICENSOR’s Related Entity’s behalf shall be owned solely by LICENSOR or such Related Entity of LICENSOR as designed by LICENSOR (in any such case the “Licensor Improvements”).

ii)	LICENSEE Improvements: Rights and title to improvements whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from Licensor IP and which are improvements thereto by LICENSEE, its employees or a Related Entity, as defined by this Agreement, shall be owned by the LICENSOR (“Licensee Improvements”). In respect to such Licensee Improvements, LICENSOR grants LICENSEE a license to use the underlying intellectual property supporting any such improvement for so long as this Agreement remains in effect (including any renewal terms) and LICENSOR agrees to negotiate in good faith, terms of a license renewal after the end of the Term of this Agreement and any renewal terms per Section 4.a). If LICENSEE develops any Licensee Improvements, LICENSEE will promptly provide LICENSOR with written notice of such Licensee Improvements to validate LICENSEE’S claim to Licensee Improvements. Following receipt of notice of such Licensee Improvements, LICENSOR shall have the exclusive option during the Term of this Agreement (and any renewal terms) to purchase or license from LICENSEE the Licensee Improvements for LICENSOR or Related Entity of LICENSOR’s use upon mutually agreeable terms and conditions that the parties shall negotiate in good faith.

iii)	Joint Improvements: Rights and title to the Technology, whether or not patentable, and any patent applications or patents based thereon, which directly relate to and are not severable from Licensor IP and which are improvements thereto by both LICENSOR AND LICENSEE shall be jointly owned intellectual property by LICENSOR AND LICENSEE.

iv)	Improvements; Assignment. LICENSEE and LICENSOR hereby represent that all employees and other persons acting on its behalf in performing its obligations under this Agreement shall be obligated under a binding written agreement to assign, or as it shall direct, all Joint Improvements that include or rely on the Technology conceived or reduced to practice by such employees or other persons acting on its behalf in accordance with this Agreement to the benefit of LICENSOR and LICENSEE.

v)	Improvements; Confidential Information. All Improvements shall constitute Confidential Information of the applicable party owning such Improvements and shall be subject to the confidentiality provisions set forth in this Agreement.

d)	Inventions; Reporting:

i)	Upon making any invention that does not include or rely upon the Technology neither the LICENSOR nor the LICENSEE (in either such case the “Inventor”) will have any obligation to share such information of the invention with the other Party or inform the other Party of said invention, and the Inventor retains unrestricted rights and ability to use, assign, license, seek patent and other forms of intellectual property protection related to said invention. For the avoidance of doubt, any such new invention, development, technology, and/or intellectual property belongs solely to the Inventor.

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e)	Jointly Owned Intellectual Property: If any patent applications are filed seeking to protect any Joint Improvements (“Jointly Owned IP”), each Party shall be named as joint inventors.

I)	Prosecution and Maintenance of Jointly Owned Patents. The Parties shall cooperate to cause the filing of one or more patent applications covering any such Jointly Owned IP. The Parties will mutually agree upon which of them shall be responsible for filing, prosecution and maintenance of Jointly Owned IP. The expenses of such filing, prosecution and maintenance shall be equally shared by the Parties unless one of the Parties assigns all of its rights to the other Party. Both Parties agree to assist the other Party in enforcing its rights in the Jointly Owned IP. The costs of any such assistance or cooperation will be borne by the requesting party.

ii)	Jointly Owned IP Rights. LICENSOR grants to LICENSEE an exclusive, non-sub-licensable, fully-paid, royalty-free, perpetual license to any Jointly Owned IP. Further, LICENSEE grants to LICENSOR an exclusive, non-sub-licensable, fully-paid, royalty-free, perpetual license to any Jointly Owned IP.

f)	No Challenge. LICENSEE expressly acknowledges and agrees that all rights in and to the Technology shall remain vested in LICENSOR, and LICENSEE shall not assert any rights to the Technology except as otherwise provided in this Section 3.

g)	Notice Requirements. To the extent required by applicable rules and regulations LICENSEE agrees that it will include such patent notices and other proprietary notices on all Powder Products or related materials that contain any Technology as may be reasonably required by regulators in order to give appropriate notice of all intellectual property rights therein or pertaining thereto.

h)	Quality Control.

i)	LICENSEE agrees to maintain and preserve the quality of the Technology, and to use the Technology in good faith and in a manner consistent with the uses approved herein.

ii)	LICENSEE shall (a) ensure that all Powder Products and related materials under the Technology are developed, tested, promoted, manufactured and distributed in a professional manner in compliance with all generally accepted industry standards, and (b) comply in all material respects with any and all laws, rules and regulations that are applicable to the development, testing, promotion, manufacture and distribution of the Powder Products and such related materials.

i)	Prosecution and Maintenance. LICENSOR, directly or indirectly, shall be solely responsible for, and have control of, preparing, filing, prosecuting, obtaining, and maintaining the Technology (including Provisional Patent Applications and, if any, issued Patents). LICENSOR shall take such actions as it shall deem to be appropriate in its discretion in connection therewith and shall pay all costs and expenses incurred by it in connection with the foregoing activities.

j)	Infringement. If LICENSEE learns of any activity by a third party that might constitute an infringement of LICENSOR’s rights in any of the Technology, or if any third party asserts that LICENSEE’s use of the Technology constitutes unauthorized use or infringement, LICENSEE shall so notify LICENSOR.

k)	Enforcement.

i)	LICENSOR has the right, directly or indirectly, but not the obligation, to enforce its rights against any third-party infringement and to defend LICENSEE’s right to use the Technology. If LICENSOR prosecutes any alleged infringement of the Technology, or defends LICENSEE’s right to use the Technology, LICENSOR shall control such litigation and shall bear the expense of such actions. LICENSEE shall make all reasonable efforts to assist LICENSOR therewith, including joining such action as a party plaintiff or providing such evidence and expert assistance as LICENSEE may have within its control, with all costs for such cooperation to be borne by LICENSOR. LICENSOR shall retain the award of any damages in this case. If LICENSOR chooses to not enforce against an alleged infringement or fails to diligently enforce such alleged infringement at any time, LICENSEE may itself enforce LICENSOR’s rights (and its own rights as a Licensee) in the Technology, with all costs to be borne by LICENSEE. LICENSEE shall retain the award of any damages in this case.

ii)	LICENSOR has the right of examination of LICENSEE financial statements, production records, shipping and warehouse slips and statements if and as required to substantiate reported production and sales levels used to determine royalty levels. Any information provided to LICENSEE under this section is provided under strictest confidentiality and is subject to the confidentiality clauses of this Agreement.

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4)	Term and Termination.

a)	Term and Renewal. This Agreement shall take effect upon signing by both Parties and shall remain in effect for the shorter of either five (5) years; or, such circumstances as described in Section 4.b). At any time after the fourth anniversary, this Agreement may be renewed by LICENSEE for an additional five (5) years on terms to be negotiated in good faith based on market conditions at the time of renewal by the Parties.

b)	Termination. This Agreement and the licenses granted hereunder may be terminated prior to the expiration of the initial term or any renewal term of this Agreement as follows:

i)	This Agreement may be terminated by LICENSOR by written notice to LICENSEE upon the occurrence of any of the following: (i) failure of LICENSEE to pay any license fees for more than sixty (60) days after they become due; (ii) LICENSEE’s violation of Section 7 c); (iii) LICENSEE’s violation of the provisions of Sections 8 and 10 or LICENSEE’s material breach of any other term of this Agreement, which breach is not cured within sixty (60) days after written notice of such breach from LICENSOR; (iv) failure of LICENSEE to maintain all required licenses and governmental authorizations required for the conduct of its business or to comply in all material respects with applicable laws; or (v) LICENSEE ceases operations, makes a general assignment for the benefit of creditors, or is the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding.

ii)	This Agreement may be terminated by LICENSEE (i) for cause, by written notice to LICENSOR in the event of material breach by LICENSOR of its obligations or representations and warranties under this Agreement, which breach is not cured within sixty (60) days after written notice of such breach from LICENSEE; or (ii) without cause upon payment of the Severance Fee as noted in Exhibit C.

c)	Effect of Termination. Except as provided for in Section 5, LICENSEE’s payment obligations shall extinguish if this Agreement is terminated. If the Agreement expires without any renewal thereof, then LICENSEE must immediately cease and desist all utilization of the Technology for any purpose whatsoever including to manufacture, distribute or sell Powder Products, except that it may continue to distribute and sell Powder Products until all finished goods and raw materials inventory that pertain to the Technology have been sold and shall maintain its obligations to pay LICENSOR any related License Fees (as defined in section 5) associated with such sales. In any event, upon the natural future expiration of all pending and issued patents, as applicable, related to the Technology described herein the License Agreement shall expire and LICENSEE shall have no further payment obligations to LICENSOR.

d)	Survivability. This agreement in its entirety survives and remains in force if either Party is acquired by a third party. In the event that either Party negotiates any such sale or acquisition, then this Agreement shall be transferred as part of any such sale or acquisition agreement, and this Agreement shall remain binding upon the third party that is the purchaser or acquirer.

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Change of Control. In the event that Licensee is purchased as to 50.1% or more (a “Change of Control”) by any entity, this Agreement remains valid only in relation to those Licensee Client End Products that were in commercial production at the time of Change of Control. This Agreement grants no rights to any third party to utilize the benefits of the Technology for any products other than the Licensee Client End Products described within.

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5)	Compensation and Payment.

a)	In consideration for the license granted to LICENSEE under this Agreement, LICENSEE shall pay LICENSOR certain license fees as set forth in Exhibit C (collectively, the “License Fee”). The License Fee for a period shall be paid by LICENSEE to LICENSOR, in U.S. funds, by cheque or wire transfer of immediately available funds pursuant to the bank account identified by LICENSOR in advance of such payment. If LICENSEE materially breaches this Agreement, LICENSEE shall remain responsible for any License Fee payments due through the end of the calendar quarter during which such breach occurs. LICENSEE’s failure to pay any portion of the applicable License Fee or any reimbursable expenses when due will be a material breach of this Agreement by LICENSEE. If any payment due to LICENSOR under this Agreement is not paid within thirty (30) days following such Party’s written demand therefore, then such payment shall bear interest at the rate of one and one-half percent (1.5%) per month from the date such payment was originally due.

6)	Obligations.

a)	Obligations of LICENSEE.

i)	LICENSEE shall be solely responsible for all costs of producing the Powder Products, including raw materials and labor. LICENSEE acknowledges and agrees that it is solely responsible as applicable for (i) procurement of hemp extraction machinery, hemp, hemp oils, and other raw materials as required; (ii) compliance with all applicable laws relating to production and sale of hemp products; and (iii) procurement and maintenance of all required licensing and permits and/or operating authorities, including proper zoning of production and distribution facilities.

b)	Obligations of LICENSOR.

i)	Upon execution of this Agreement, LICENSOR shall make the Technology and any additional documents or materials not yet provided as described in Section 1 otherwise necessary to effectuate the license of the Technology contemplated herein available for LICENSEE.

ii)	Upon request by LICENSEE, LICENSOR shall provide LICENSEE with onsite or remote support in connection with LICENSEE's use of the Technology (including Licensor Improvements) during the term of this Agreement, with reasonable travel expenses paid for by LICENSEE.

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7)	Non-Solicitation / Non-Circumvention.

a)	Non-Solicitation of LICENSOR. The LICENSOR agrees that during the term of this Agreement and for a period ending six (6) months thereafter, neither the LICENSOR nor a Related Entity of LICENSOR will, directly or indirectly, solicit, accept business or leads from, call on or contact or accept calls or contact from, any employees, customers, suppliers, agents or independent contractors who are currently engaged by LICENSEE or become engaged by LICENSEE or alternatively, are engaging LICENSEE to produce Licensee Client End Products during the term of this Agreement (the “LICENSEE Contacts”), for the purpose of taking away business, employees, customers or potential customers, or any suppliers or other vendors from LICENSEE. Upon signing this Agreement LICENSEE shall provide LICENSOR with a list of its current LICENSEE Contacts (the “Licensee Contact List”) and shall provide LICENSOR with updated versions of the Licensee Contact List when new LICENSEE Contacts are added during the term of the Agreement.

b)	Non-Circumvention of LICENSOR. The LICENSOR acknowledges that the LICENSEE will be incurring substantial costs, directly and indirectly with respect to creating a new division centered around the Licensee Client End Products. In consideration of the LICENSEE doing so, until such time as this transaction is terminated, neither the LICENSOR nor a Related Entity of the LICENSOR shall solicit, invite, induce, initiate or encourage licensing relationships with respect to the Technology being used in connection with Powder Products with those persons listed on the Licensee Contact List, and any updated versions thereof during the term of this Agreement and for a period of six (6) months thereafter.

c)	Non-Solicitation of LICENSEE. The LICENSEE agrees that during the term of this Agreement and for a period ending twelve (12) months thereafter, neither the LICENSEE nor a Related Entity of LICENSEE will, directly or indirectly conduct any sales or commercial business with, solicit, accept business or leads from, call on or contact or accept calls or contact from, any employees, leads, prospects, customers, suppliers, agents or independent contractors who are currently engaged by LICENSOR or become engaged or known to or by LICENSOR or alternatively, are engaging LICENSOR to license the Technology or produce products using the Technology during the term of this Agreement (the “LICENSOR Contacts”), for the purpose of taking away business, employees, customers or potential customers, or any suppliers or other vendors from LICENSOR. Upon signing this Agreement LICENSOR shall provide LICENSEE with a list of its current extensive LICENSOR Contacts (the “Licensor Contact List”) and shall provide LICENSEE with updated versions of the Licensor Contact List when new LICENSOR Contacts are added during the term of the Agreement. Any violation by LICENSEE of this provision will constitute a breach of the Agreement and this Agreement shall be immediately terminated upon written notice by LICENSOR to LICENSEE of such breach.

d)	Non-Circumvention of LICENSEE. The LICENSEE acknowledges that the LICENSOR has spent years developing the Technology and marketing the benefits of the Technology to various corporations, individuals and others engaged in the food, beverage, pharmaceutical, nicotine and topical industries. In consideration of the LICENSOR’s extensive development of its Technology and its brands LICENSEE agrees that until such time as this transaction is terminated, neither the LICENSEE nor a Related Entity of the LICENSEE shall solicit, invite, induce, initiate or encourage relationships with respect to the production of products that utilize the Technology with those persons listed on the Licensor Contact List, and any updated versions thereof during the term of this Agreement and for a period of six (6) months thereafter.

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8)	Representations and Warranties.

a)	Representations and Warranties of LICENSEE. LICENSEE represents and warrants to LICENSOR as follows:

i.	LICENSEE is a company duly organized and in good standing under the laws of the United States;

ii.	the execution, delivery and performance of this Agreement by LICENSEE has been duly authorized by all necessary action on the part of LICENSEE’s directors, managers and/or members and does not violate, conflict with, or require the consent or approval of any third party pursuant to any contract or legally binding obligation to which LICENSEE is subject;

iii.	this Agreement constitutes the valid and binding obligation of LICENSEE enforceable against LICENSEE in accordance with its terms;

iv.	LICENSEE is knowledgeable of the applicable laws and regulations of the Territory pertaining to the research, manufacture and distribution of the End Products, the use of hemp and CBD in the Powder Products and the use of the Technology and confirms that the LICENSEE is in compliance with such laws and regulations; and

v.	before LICENSEE begins to distribute and sell the Powder Products which use the Technology, LICENSEE will possess all required licenses, permits or operating authorities necessary for its operations and the manufacture and sale of the Powder Products as hemp and/or CBD products and will be in compliance with all applicable laws and regulations.

b)	Representations and Warranties of LICENSOR. LICENSOR represents and warrants to LICENSEE as follows:

i.	LICENSOR is a corporation duly organized and in good standing under the laws of the United States at the time of entering this Agreement;

ii.	the execution, delivery and performance of this Agreement by LICENSOR has been duly authorized by all necessary action on the part of LICENSOR’s directors and officers and does not violate, conflict with, or require the consent or approval of any third party pursuant to any state or local law or regulation applicable to LICENSOR or any contract or legally binding obligation to which LICENSOR is subject;

iii.	this Agreement constitutes the valid and binding obligation of LICENSOR enforceable against LICENSOR in accordance with its terms; and

iv.	the Technology and Licensed Patents do not infringe any third-party rights.

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9)	Reliance. Each Party acknowledges that the other is relying on the representations and warranties of such Party in the execution and delivery of this Agreement.

10)	Confidentiality. In addition to the Confidentiality Agreement previously entered into by the Parties, at all times during the term of this Agreement (including any renewal term) and thereafter, each Party undertakes not to use or disclose and to otherwise keep confidential, any trade secrets or proprietary information, including, but not limited to the Technology and other intellectual property of the other Party (in each instance, the “Confidential Information”) except to the extent required to perform each Party’s respective obligations under this Agreement. Without limitation of the foregoing, each Party will hold the other Party’s Confidential Information in confidence and will (a) exercise the same degree of care, but no less than a reasonable degree of care, to prevent its disclosure as such Party would take to safeguard its own confidential or proprietary information, and (b) limit disclosure of the Confidential Information, including any notes, extracts, analyses or materials that would disclose the Confidential Information, solely to those of its employees who need to know the information for purposes of performing the respective Party’s obligations under this Agreement and who agree to keep such information confidential. Upon termination of this Agreement, each Party shall immediately return all Confidential Information to the other Party and further the LICENSOR shall have the right to conduct an on-site audit of the LICENSEE within three (3) business days of termination to ensure compliance with the terms of this Agreement, at LICENSOR’S expense.

a)	Limitations. This section does not apply to any information that: (a) is already lawfully in the receiving Party's possession (unless received pursuant to a nondisclosure agreement); (b) is or becomes generally available to the public through no fault of the receiving Party; (c) is disclosed to the receiving Party by a third party who may transfer or disclose such information without restriction; (d) is required to be disclosed by the receiving Party as a matter of law (provided that the receiving Party will use all reasonable efforts to provide the disclosing Party with prior notice of such disclosure and to obtain a protective order therefor, with all costs to be borne by the disclosing Party); (e) is disclosed by the receiving Party with the disclosing Party's approval; or (f) is independently developed by the receiving Party without any use of confidential information. In all cases, the receiving Party will use all reasonable efforts to give the disclosing Party ten (10) days' prior written notice of any disclosure of information under this Agreement. The Parties will maintain the confidentiality of all confidential and proprietary information learned pursuant to this Agreement for a period of ten (10) years from the date of termination of this Agreement.

b)	Saving Provision. The Parties agree and stipulate that the agreements contained in this Section are fair and reasonable in light of all of the facts and circumstances of their relationship; however, the Parties are aware that in certain circumstances courts have refused to enforce certain agreements. Therefore, in furtherance of and not in derogation of the provisions of the preceding paragraph the parties agree that in the event a court should decline to enforce the provisions of the preceding paragraph, that paragraph shall be deemed to be modified to restrict non-enforcing Party’s rights under this Agreement to the maximum extent, in both time and geography, which the court shall find enforceable.

11)	Injunctive Relief. The Parties agree any breach of this Agreement by LICENSEE shall cause LICENSOR immeasurable and irreparable harm and LICENSOR shall be entitled to seek immediate injunctive relief from any court of competent jurisdiction, in addition to any other remedies that LICENSOR may have at law or in equity. The Parties further agree any breach of this Agreement by LICENSOR shall cause LICENSEE immeasurable and irreparable harm and LICENSEE shall be entitled to seek immediate injunctive relief from any court of competent jurisdiction, in addition to any other remedies that LICENSEE may have at law or in equity.

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12)	Indemnification.

a)	LICENSEE agrees to indemnify LICENSOR and hold LICENSOR harmless from and against any and all liabilities, losses and expenses incurred as a direct result of a third-party claim arising from (i) LICENSEE’s unauthorized use of the Technology; (ii) LICENSEE’s failure to comply with applicable laws or to maintain all required licenses and governmental authorizations; (iii) any breach of LICENSEE’s representations and warranties set forth herein; and (iv) any liability to third parties as a result of LICENSEE’s production, distribution and/or sale of Powder Products, except as to any liability arising out of the proper use of the Technology.

b)	LICENSOR agrees to indemnify LICENSEE and hold LICENSEE harmless from and against any and all liabilities, losses and expenses incurred as a direct result of a third-party claim arising from (i) any breach of LICENSOR’s representations and warranties set forth herein; and (ii) any claims of infringement raised by third parties as to the Technology or Licensed Patents.

c)	If a Party seeks indemnification (the “Indemnitee”), it shall give written notice to the other Party (the “Indemnitor”) promptly after the Indemnitee becomes aware of the facts giving rise to such claim for indemnification (an “Indemnified Claim”), and in any event within 30 days, specifying in reasonable detail the factual basis of the Indemnified Claim and stating the amount of the damages (or if not known, a good faith estimate of the amount of damages).

d)	In the event of receipt of notice of a third party claim (the “Third Party Claim”) arising out of the use of the LICENSOR’s Technology, the Indemnitor shall have the right to control and defend such Third Party Claim, in such manner as it may reasonably deem appropriate. Should the Indemnitor decline to control and defend the Third Party Claim, the Indemnitee shall have the right to control and defend the Third Party Claim in such manner as it may deem appropriate. The controlling party shall select counsel, contractors, experts and consultants of recognized standing and competence reasonably acceptable to the other party, shall take reasonable steps necessary in the investigation, defense or settlement thereof, and shall diligently and promptly pursue the resolution thereof. All parties shall cooperate fully with the party conducting the defense of any Third Party Claim.

e)	The Party controlling the defense of any Third Party Claim shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claims subject to the following provisions. If the Indemnitor is controlling the litigation, Indemnitee must consent to any such settlement, such consent not to be unreasonably withheld. Indemnitee’s consent will be deemed unreasonably withheld unless the settlement would encumber any of its assets or contains any restriction or condition that would apply to the Indemnitee or to the conduct of its business. If the Indemnitee is controlling the litigation, it may not enter into a settlement or consent to an entry of judgment with respect to any Third Party Claim without the express written consent of the Indemnitor, not to be unreasonably withheld.

f)	Indemnitor shall be responsible for paying any damages or settlement arising out of a Third Party Claim. However, in the event Indemnitee pays such damages or settlement, Indemnitor shall reimburse Indemnitee within thirty (30) days of Indemnitee making such a payment.

13)	Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR LOST PROFITS OR FOR ANY DIRECT, INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY. THE FOREGOING SHALL NOT LIMIT LICENSEE’S LIABILITY FOR UNAUTHORIZED USE BY LICENSEE OF LICENSOR’S TECHNOLOGY NOR SHALL IT LIMIT LICENSOR’S LIABILITY FOR A BREACH OF ITS NON-SOLICITATION AND NON-CIRCUMVENTION OBLIGATIONS TO LICENSEE

14)	No Warranties. OTHER THAN THE EXPRESS WARRANTIES PROVIDED HEREIN, LICENSOR MAKES NO EXPRESS WARRANTIES OF MERCHANTABILITY OR FITNESS OR EFFICACY FOR A PARTICULAR PURPOSE OF THE TECHNOLOGY AND/OR ANY POWDER PRODUCTS PRODUCED FROM SAID TECHNOLOGY AND SHALL NOT BE HELD LIABLE FOR PROFITABILITY OF TECHNOLOGY AND/OR POWDER PRODUCTS OR HELD LIABLE FOR ANY SUCH MATTER UNDER ANY OTHER THEORY OF LIABILITY.

15)	Insurance. For the period of time required to cover its obligations hereunder, each Party will maintain third party provided insurance in types and amounts customary for the type of business it conducts, and in any event reasonably adequate to cover any liabilities arising out of its obligations hereunder. Further, LICENSEE will maintain product liability insurance reasonably adequate to cover any liabilities arising out of the sale and distribution of Powder Products. Upon a Party’s request, the other Party will provide to the requesting Party a certificate of insurance showing that such insurance is in place, which certificate shall demonstrate the amounts, exclusions and deductibles of such insurance coverage. Each Party shall notify the other Party in writing no less than thirty (30) days prior to the cancellation, termination or modification of the insurance coverage(s) described in the notifying Party’s insurance certificate(s). Nothing in this Section shall in any way be construed to limit the liability of a Party under this Agreement.

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16)	Compliance with Laws. In connection with this Agreement, each Party agrees to comply with all applicable laws, statutes and ordinances of any state, city, provincial, county or local governmental authority and each regulatory body with jurisdiction over such Party or its activities under this Agreement.

17)	Conformance with Regulations. The Parties acknowledge and agree that this Agreement, and the licensing of the Technology, is neither intended to convey any ownership interest in LICENSEE to LICENSOR nor grant LICENSOR any control over LICENSEE. In the event that any government body indicates otherwise with regards to this Agreement or any portion thereof, then the Parties shall promptly negotiate in good faith to modify this Agreement in order to conform to any guidance proffered by that authority.

18)	RESERVED.

19)	Relationship of Parties. The legal relationship of the Parties is exclusively that of licensor and licensee and no employer-employee, principal-agent, partnership, franchise, agency, joint venture or other legal relationship is created by this Agreement. Neither Party shall have the authority to enter into any contracts on behalf of the other Party.

20)	Successors; Assignment; Binding Agreement. Except as otherwise provided in this Agreement, neither Party may assign or transfer its rights or delegate its obligations under this Agreement without the other Party’s prior written consent, provided that in the event that a person acquires all of the issued and outstanding shares of a Party, or all or substantially all of the assets of a Party, such Party shall be entitled to transfer all of its rights and obligations relating to this Agreement to such person, and such person is entitled to all of the rights and benefits of such Party under this Agreement solely with respect to the Powder Products then being sold or produced by such Party. Subject to the foregoing, this Agreement inures to the benefit of, and shall be binding upon, the permitted successors and assigns of the parties to this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties and their respective successors and permitted assigns.

21)	Modifications and Waivers. This Agreement may be amended only by a written agreement signed by both Parties. With regard to any power, remedy or right provided in this Agreement, no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving Party, no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence, and waiver by any Party of the time for performance of any act or condition hereunder does not constitute a waiver of the act or condition itself.

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22)	Notice. Except as otherwise provided in this Agreement, notices required to be given pursuant to this Agreement shall be effective when received, and shall be sufficient if given in writing, hand-delivered, sent by facsimile with confirmation of receipt, sent by First Class Mail, return receipt requested (for all types of correspondence), postage prepaid, or sent by email, or sent by overnight courier service and addressed as set forth below, or as amended by either Party, respectively, from time to time:

If to LICENSEE:

Universal Hemp LLC

201 East 5th Street, STE 1200

Sheridan, WY 82801

Attn: Chad Kahunahana

Email:

Fax:

If to LICENSOR:

Lexaria Hemp Corp.

 #100-740 McCurdy Rd

Kelowna, BC V1X 2P7

Attn: Chris Bunka

cbunka@lexariabioscience.com

Fax: 250-765-2499

No objection may be made to the manner of delivery of any notice or other communication in writing actually received by a Party.

23)	Entire Agreement. This Agreement, including the attached exhibits, constitutes the entire agreement of the Parties hereto relating to the subject matter hereof and there are no written or oral terms or representations made by either Party other than those contained herein.

24)	Publicity. Without the prior written consent of the other Party, neither Party shall disclose the terms and conditions of this Agreement, except disclosure may be made as is reasonably necessary to the disclosing Party's bankers, attorneys, or accountants or except as may be required by law. The LICENSOR agrees not to use the LICENSEE’s corporate name or product names, in any form, in any press release or other publication, without permission from the LICENSEE, except as provided below. The Parties understand and agree that LICENSOR may be compelled by stock exchanges, securities commission regulators or other government authorities to publicly disclose the signing of said License Agreement naming both Parties. If LICENSOR is compelled by stock exchanges, securities commission regulators or other government authorities to publicly disclose the signing of said License Agreement, LICENSOR will share its planned announcement with LICENSEE beforehand for LICENSEE’s review and approval, not to be unreasonably withheld or delayed, and it will also ensure that no compromise of the LICENSEE’s existing secret processes or intellectual property, nor of LICENSEE`S personal or private information occurs through this announcement.

25)	Expenses. Each Party to this Agreement shall bear all of its own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants.

26)	Governing Law; Jurisdiction. This Agreement will be governed by, and construed in accordance with the substantive laws of the British Columbia, Canada without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted, the parties irrevocably attorn to the jurisdiction of the courts of the State of New York, USA to resolve any disputes arising hereunder.

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27)	Dispute Resolution.

a)	Mandatory Procedures. The Parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Section and that such procedures constitute legally binding obligations that are an essential provision of this Agreement. If either Party fails to observe the procedures of this Section, as may be modified by their written agreement, the other Party may bring an action for specific performance of these procedures in any court in the Province of British Columbia.

b)	Equitable Remedies. Although the procedures specified in this Section are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either Party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

c)	Dispute Resolution Procedures.

i)	Mediation. In the event any dispute arising out of or relating to this Agreement remains unresolved within sixty (60) days from the date the affected party informed the other party of such dispute, either party may initiate mediation upon written notice to the other party (“Notice Date”), the parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes (www.cpradr.org), except that specific provisions of this Article shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within fifteen (15) business days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until the first of the following occurs: (i) the parties reach a written settlement, (ii) the mediator notifies the parties in writing that they have reached an impasse, (iii) the parties agree in writing that they have reached an impasse, or (iv) the parties have not reached a settlement within sixty (60) days after the Notice Date.

ii)	Failure to Mediate. If the Parties fail to resolve the dispute through mediation, each Party shall have the right to pursue any other remedies legally available to resolve the dispute, including by way of arbitration or a suit.

d)	Performance to Continue. Each Party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a Party may suspend performance of its undisputed obligations during any period in which the other Party fails or refuses to perform its undisputed obligations. Nothing in this Section is intended to relieve LICENSEE from its obligation to make undisputed payments pursuant to Section 5 of this Agreement.

28)	Attorneys’ Fees. In the event of any dispute between the parties arising out of this Agreement, the prevailing Party shall be entitled, in addition to any other rights and remedies it may have, to recover its reasonable attorneys’ fees and costs.

29)	No Interpretation Against Drafter. Each Party participated in the negotiation and drafting of this Agreement, assisted by such legal and tax counsel as it desired, and contributed to its revisions. Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party. All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require. The terms “include” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause.

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30)	Headings. The headings of Sections are provided for convenience only and will not affect the construction or interpretation of this Agreement.

31)	Force Majeure. Neither Party shall be liable for any delay or failure to perform its obligations in this Agreement if such delay or failure to perform is due to any cause or condition reasonably beyond that Party’s control, including, but not limited to, acts of God, war, government intervention, riot, embargoes, acts of civil or military authorities, earthquakes, fire, flood, accident, strikes, inability to secure transportation, facilities, fuel, energy, labor or materials.

32)	Survival. In addition to LICENSEE’s obligation to pay LICENSOR all amounts due hereunder, the Parties obligations under this Agreement shall survive expiration or termination of the Agreement only as expressly provided herein

33)	Invalidity. The invalidity or unenforceability of any term or terms of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement which shall remain in full force and effect.

34)	Severability. If any terms or provisions of this Agreement shall be found to be illegal or unenforceable, notwithstanding, this Agreement shall remain in full force and effect and such terms or provisions shall be deemed stricken.

35)	Further Assurances. Upon a Party’s reasonable request, the other Party shall, at requester’s sole cost and expense, execute and deliver all further documents and instruments, and take all further acts, as are reasonably necessary to give full effect to this Agreement.

36)

Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which will constitute an original and all of which, when taken together, will constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement intending to be legally bound as of the date set forth above.

“LICENSOR” LEXARIA HEMP CORP.		“LICENSEE” UNIVERSAL HEMP LLC

By:	“John Docherty”	By:	“Chad Kahunahana”
	John Docherty, President		Chad Kahunahana, Managing Member

By:	“Chris Bunka”
Chris Bunka, CEO

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EXHIBIT A

TECHNOLOGY

The Technology consists of:

(1) the following patent applications, patents granted, and PCT International Patent Applications;

(2) all technical know-how, clinical trial summary data and trade secrets in regard to such named patents, including the use, manufacture or formulation thereof, that is owned or controlled by LICENSOR as of the Effective Date of this Agreement, as well as any future continuations, continuations in part or divisional applications filed pursuant to the patent applications. (the “Licensed Patents”):

In the USA:

U.S. Patent No. 9,474,725 issued October 25, 2016.

U.S. Patent No. 9,839,612 issued November 21, 2017

U.S. Patent No. 9,972,680 issued May 15, 2018.

U.S. Patent No. 9,974,739 issued May 22, 2018

U.S. Patent No. 10,084,044 issued September 25, 2018

U.S. Patent No. 10,103,225 issued October 16, 2018

U.S. Provisional Patent Application No. 62/010,601.

U.S. Provisional Patent Application No. 62/037,706.

U.S. Provisional Patent Application No. 62/153,835.

U.S. Provisional Patent Application No. 62/161,324.

U.S. Provisional Patent Application No. 62/264,959.

U.S. Provisional Patent Application No. 62/264,967.

U.S. Provisional Patent Application No. 62/642,737.

U.S. Provisional Patent Application No. 62/519,511.

U.S. Provisional Patent Application No. 62/582,700.

U.S. Provisional Patent Application No. 62/659,059.

U.S. Provisional Patent Application No. 62/658,473.

U.S. Provisional Patent Application No. 62/748,514.

U.S. Provisional Patent Application No. 62/689,096.

U.S. Provisional Patent Application No. 62/748,520.

U.S. Provisional Patent Application No. 62/730,645.

U.S. Provisional Patent Application No. 62/850,506.

U.S. Provisional Patent Application No. 62/850,509.

U.S. Utility Patent Application No. 14/735,844.

U.S. Utility Patent Application No. 15/565,680.

U.S. Utility Patent Application No. 15/565,681.

U.S. Utility Patent Application No. 16/148,419.

U.S. Utility Patent Application No. 16/148,473.

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International Patent Cooperation Treaty Filings:

PCT International Patent Application No. PCT/US15/35128.

PCT International Patent Application No. PCT/US16/64295.

PCT International Patent Application No. PCT/US16/64296.

PCT International Patent Application No. PCT/US18/38232.

PCT International Patent Application No. PCT/US18/62677

PCT International Patent Application No. PCT/US19/22278.

PCT International Patent Application No. PCT/US19/27767.

PCT International Patent Application No. PCT/US19/27769.

In Australia

Australian Patent No. 2015274698 granted June 15, 2017.

Australian Patent No. 2017203054 granted August 30, 2018.

Australian Patent No. 2018202562 granted August 30, 2018.

Australian Patent No. 2018202583 granted August 30, 2018.

Australian Patent No. 2018202584 granted January 10, 2019.

Australian Patent Application No. 2018220067.

Australian Patent Application No. 2018226505.

Australian Patent Application No. 2016367036.

Australian Patent Application No. 2019202276.

Australian Patent Application No. 2016367037.

Australian Patent Application No. 2019202300.

Multiple National Filings:

Canada, The European Union, China, Japan, Mexico, and India

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EXHIBIT B

POWDER PRODUCT CATEGORIES

Note: For sale to Licensee Clients only to be re-formulated into consumer products. Sales by

LICENSEE of Powder Products in consumer packaging or without additional formulation is prohibited.

Product Line Name	Licensee Client End Products Description –
Powders for Food Products

Any hemp-based powder containing CBD sold to third-party commercial clients for the sole purpose of producing a non-pharmaceutical product that is generally recognized as food and is infused with hemp oil/isolate or equivalent containing less than 0.29% THC.

Powders for Consumable Liquids

Any hemp-based powder containing CBD that is developed using the Technology, which is sold to third-party commercial clients for the sole purpose of said clients producing and selling to consumers non-pharmaceutical ready-to-drink consumable liquids containing less than 0.29% THC content for human consumption by way of ingestion.

Powders for Capsules, Pills, Tablets and Melts

Any hemp-based powder containing CBD sold to third-party commercial clients for the sole purpose of producing non-pharmaceutical products recognized as tablets, pills, capsules, gel-caps and other similar formulations that are infused with hemp oil/isolate or equivalent containing less than 0.29% THC that utilizes the Technology and primarily not made with sugar and/or other sweeteners, that are generally recognized as vitamins, supplements, medicines, sublingual or rapidly dissolving mouth-melts. EXCLUDED is any form of solid tablet or loose powder form factor meant to dissolve in a food product, liquid or beverage for purposes of seasoning, flavouring or infusing another product.

Powders for Topical Skin Products

Any non-pharmaceutical cream, oil, salve or similar consumer product designed to be delivered to and through human skin that is infused with hemp oil/isolate or equivalent containing less than 0.29% THC, sold to commercial clients

EXHIBIT C

LICENSE FEE

Upon execution of this Agreement, LICENSEE shall pay to LICENSOR the License Fee as set forth below. The License Fee shall be paid in accordance with Section 5 of this Agreement.

(a)	Acceptance Fee. LICENSEE agrees to pay to LICENSOR an acceptance fee of [**][2] upon executing and delivering this Agreement to LICENSOR.

(b)	Usage License Fee. For all Powder Products sold in the Territory, a fee equal to [**][3] of the gross sales of the Powder Products sold in the entire Territory (the “Usage License Fee”) shall be paid by LICENSEE. The Usage License Fee shall accrue on the first quarter commencing on June 1, 2019 and ending on August 31, 2019 with a preliminary report of revenue due net 15 days after the end of the quarter and such quarterly payment due and payable net 30 days after the quarter.

(c)	Severance Fee, if applicable. As provided for in Section 2. e), LICENSEE may elect to end sales of Powder Products at its sole discretion by paying a severance fee (“Severance Fee”) immediately then due which is the total of the Minimum Fee payments (as defined under subsection (e) of this Exhibit) due in the six (6) months immediately following written notice of Termination. Should Termination be effected in this manner prior to the commencement of the Minimum Fee Payments the LICENSEE shall instead pay a Severance Fee based on the total Usage License Fees paid during the six (6) months prior to the Termination. If LICENSEE elects to end sales of any Powder Products, then all licensing provision benefits with the Powder Products also end immediately.

(d)	Audit Rights. Upon at least thirty (30) days’ written notice, LICENSOR shall have the right, through an independent, certified accounting firm, to examine such records and books of account of LICENSEE as are necessary to verify the accuracy of the Usage License Fee and other payments of LICENSEE under this Agreement. Such right may be exercised only once during any twelve (12) month period. Such examination may be performed during normal business hours at LICENSEE’S major place of business or at such other place as may be agreed upon by the LICENSOR and LICENSEE. The accounting firm may make abstracts or copies of such books of account solely for its use in performing the examination. LICENSOR will require, prior to any such examination, such accounting firm to agree in writing that such firm will maintain all information, abstracts, and copies acquired during such examination in strict confidence and will not make any use of such material other than to confirm to LICENSOR the accuracy of LICENSEE payments hereunder. If an inspection of LICENSEE’S records by the accountant of LICENSOR shows that LICENSEE has paid more than required under this Agreement, any excess amounts will, at LICENSEE’S option, be promptly refunded or credited against future Usage License Fees. If an inspection of LICENSEE’S records by the accountant of LICENSOR shows that LICENSEE shows an under-reporting or underpayment by LICENSEE of any amount to LICENSOR, by more than one percent (1%) and less than five percent (5%) for any twelve (12) month period, any excess amounts will, at LICENSOR’S option, be promptly paid or debited against future Usage License Fees. However, if an inspection of LICENSEE’S records shows an under-reporting or underpayment by LICENSEE of any amount to LICENSOR, by more than five percent (5%) for any twelve (12) month period, then LICENSEE will reimburse LICENSOR for the reasonable cost of the inspection as well as pay to LICENSOR any amount found due within thirty (30) days of receipt of the results of such inspection.

_____________

2 Certain information has been redacted: the omitted text sets forth the acceptance fee.

3 Certain information has been redacted: the omitted text sets forth the Usage License Fee percentage.

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(e)	Minimum Performance: Regarding Usage License Fees accounted for beginning September 1, 2019, LICENSEE agrees to a minimum sales performance clause. LICENSEE shall pay a minimum fee (the “Minimum Fee”) to LICENSOR quarterly in arrears and net 30 days, even if LICENSOR has not caused to be manufactured sufficient Powder Products that quarter to justify the Usage License Fee. This Minimum Fee is non-refundable. If the Usage License Fee totals more than this Minimum Fee in any given quarter, then this Minimum Fee is waived for that quarter and only the Usage License Fee shall be payable. The Minimum Fee payable is as follows:

Quarterly Period	Minimum Fee

Quarter Ended February 29, 2020	$	US62,500
Quarter Ended May 31, 2020	$	US62,500
Quarter Ended August 31, 2020	$	US62,500
Quarter Ended November 30, 2020	$	US62,500
Quarter Ended February 28, 2021	$	US125,000
Quarter Ended May 31, 2021	$	US125,000
Quarter Ended August 31, 2021	$	US125,000
Quarter Ended November 30, 2021	$	US125,000
All Subsequent Quarters	$	US250,000

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 EXHIBIT D

CERTAIN DEFINITIONS

“Universal” means the LICENSEE and any parent, any Subsidiary, or any of its Related Entities;

“Person” means any natural person, sole proprietorship, partnership, corporation, trust, joint venture, any governmental authority or any incorporated or unincorporated entity or association of any nature;

“Related Entity” means, with respect to a body corporate: (i) a Subsidiary of the body corporate, including a Subsidiary of a Subsidiary of the body corporate; or (ii) a Person that controls, directly or indirectly, the body corporate; or (iii) a Person that is controlled by the same Person that controls such body corporate;

“Subsidiary” means a corporation that is controlled directly or indirectly by another corporation

“Territory” means Canada and the United States of America

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